Exhibit (k)(3)

FORM OF SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, 2022, by and between Eagle Point Administration LLC, a limited liability company organized under the laws of the State of Delaware (the “Administrator”), Eagle Point Credit Management LLC, a limited liability company organized under the laws of Delaware (the “Investment Adviser”), Eagle Point Institutional Income Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Sub-Administrator”).

WHEREAS, the Administrator serves as administrator to the Fund;

WHEREAS, the Fund is a closed-end fund registered under the 1940 Act (as defined below) and is authorized to issue Shares;

WHEREAS, the Administrator wishes to delegate certain of its responsibilities in respect of the Fund to the Sub-Administrator; and

WHEREAS, the Administrator, the Fund and the Sub-Administrator desire to enter into an agreement pursuant to which the Sub-Administrator shall provide Services (as defined below) on behalf of the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions       In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Sub-Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Sub-Administrator from time to time pursuant to this Agreement. Any officer of the Fund authorized by the Board to be an Authorized Person shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Sub-Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sub-Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“By-Laws” shall mean the Fund’s By-Laws, including any amendments made thereto.

“Client” shall mean, collectively, the Fund, Investment Adviser, and Administrator.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Sub-Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Sub-Administrator from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the sub-administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.             Appointment and Services

(a)        The Client hereby appoints Sub-Administrator as administrator and fund accountant of the Fund and hereby authorizes Sub-Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Client and its current and prior agents and service providers, Sub-Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Sub-Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall Sub-Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       Sub-Administrator may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Sub-Administrator shall remain responsible to the Client for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Sub-Administrator were itself providing such Services.

(c)       Sub-Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Sub-Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Sub-Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)       It is understood that in determining security valuations, Sub-Administrator may employ one or more pricing services, as directed by the Client, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Client shall identify to Sub-Administrator the pricing service(s) to be utilized, if any. If requested by the Fund, the Sub-Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Sub-Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Administrator shall initially determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Sub-Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)         Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Sub-Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)         Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Sub-Administrator and its suppliers in this regard.

(e)        Subject to the terms of Section 8, and where applicable, the Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Sub-Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Sub-Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Client’s request.

(f)            Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Sub-Administrator.

(g)           Nothing in this Agreement shall be deemed to appoint Sub-Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Client acknowledges that Sub-Administrator’s in-house attorneys exclusively represent Sub-Administrator and the Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Sub-Administrator’s in-house attorneys and the Fund, any information provided to the Sub-Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Sub-Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.            Representations and Deliveries

(a)            The Client shall deliver or cause the following documents to be delivered to Sub-Administrator:

(i)            A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by a duly authorized person of the Fund;

(ii)           Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)          All other documents, records and information that Sub-Administrator may reasonably request in order for Sub-Administrator to perform the Services hereunder.

(b)           The Fund represents and warrants to Sub-Administrator that:

(i)            It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)           It is duly registered as a closed-end investment company under the 1940 Act.

(iii)          A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)          It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       The Fund shall cause the Fund’s officers and trustees, and shall use its best efforts to cause the Fund’s Investment Adviser, Administrator, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Sub-Administrator and to provide Sub-Administrator with such information, documents and communications relating to the Funds and the Fund as necessary and/or appropriate or as reasonably requested by Sub-Administrator, in order to enable Sub-Administrator to perform the Services. In connection with the performance of the Services, Sub-Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Sub-Administrator by a representative of the Funds or by any of the aforementioned persons. Sub-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Sub-Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)        The Board, the Investment Adviser and the Administrator have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. Sub-Administrator’s monitoring and other functions hereunder shall not relieve the Board, the Investment Adviser or the Administrator of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Sub-Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund.  The Sub-Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)       The Client will notify Sub-Administrator of any discrepancy between Sub-Administrator and the Fund, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Sub-Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)        The Fund agrees that it shall advise Sub-Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would materially increase or alter the duties and obligations of Sub-Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Sub-Administrator thereto.

(g)           Sub-Administrator represents and warrants to the Client that:

(i)          It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)         It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Sub-Administrator or (b) any law applicable to Sub-Administrator.

(iii)        Sub-Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information. Upon the Client’s reasonable request, Sub-Administrator shall provide supplemental information concerning the aspects of the foregoing that are relevant to the Services.

(iv)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(h)           The Sub-Administrator shall act as liaison with the Fund’s independent public accountants, to the extent requested by the Administrator, and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Sub-Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i)            The Sub-Administrator agrees to comply (and to the extent the Sub-Administrator takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Sub-Administrator assumes no responsibility for such compliance by the Fund. The Sub-Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.             Fees and Expenses

(a)           As compensation for the performance of the Services, the Client agrees to pay Sub-Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately. The parties may amend this Agreement to include fees for any additional services requested by the Client, or enhancements to current Services. The Client agrees to pay Sub-Administrator’s rate (as the parties may agree to in writing from time to time) for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Sub-Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, Sub-Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.

(b)          For the purpose of determining fees payable to Sub-Administrator, net asset value shall be computed in a manner which is consistent with that disclosed in the Prospectus. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Sub-Administrator) or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)          Sub-Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Sub-Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Sub-Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)          The Client also agrees to promptly reimburse Sub-Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Sub-Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Sub-Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Sub-Administrator reasonably requests advance payment, Sub-Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)           The Client agrees to pay all amounts due hereunder within forty-five (45) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Sub-Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Sub-Administrator). Sub-Administrator may, at its option, arrange to have various service providers submit invoices directly to the Client for payment of reimbursable out-of-pocket expenses.

(f)           The Client is aware that its failure to remit to Sub-Administrator all amounts due on or before the Due Date may cause Sub-Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Sub-Administrator does not receive any amounts due hereunder by the Due Date, the Client agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Client shall pay Sub-Administrator’s reasonable attorney’s fees and court costs if any amounts due Sub-Administrator in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by Sub-Administrator of the Client’s default or prevent Sub-Administrator from exercising any other rights and remedies available to it.

(g)          In the event that any charges are disputed, the Client shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Sub-Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Sub-Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)          The Client acknowledges that the fees charged by Sub-Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Sub-Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.             Confidential Information

(a)           Sub-Administrator agrees on behalf of itself its and its affiliates, partners, employees, directors and agents to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund’s portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Sub-Administrator received the information. In case of any requests or demands for inspection of the records of the Fund, Sub-Administrator will endeavor to notify the Client promptly and to secure instructions from a representative of the Client as to such inspection. Records and information which have become known to the public through no wrongful act of Sub-Administrator or any of its employees, agents or representatives, and information which was already in the possession of Sub-Administrator prior to receipt thereof, shall not be subject to this Section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein.

(b)          In connection with Sub-Administrator’s provision of the Services, the Client may have access to and become acquainted with confidential proprietary information of Sub-Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Sub-Administrator’s information security program; and (e) anything designated as confidential (collectively, “Sub-Administrator Confidential Information”). Neither the Client, nor any of its respective officers, employees or agents shall disclose any of the Sub-Administrator Confidential Information, directly or indirectly, or use the Sub-Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Sub-Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Client; (b) was available to the Client on a non-confidential basis prior to its disclosure by Sub-Administrator or any of its affiliates; or (c) is independently developed or becomes available to Client on a non-confidential basis from a source other than Sub-Administrator or its affiliates. The Client represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Sub-Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)          The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.             Limitation of Liability

(a)          The Sub-Administrator shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder.  Notwithstanding anything to the contrary in this Agreement, the Sub-Administrator shall be liable to Client for all losses, damages and reasonable costs and expenses suffered or incurred by Client resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of the Sub-Administrator (the “Standard of Care”). Subject to the foregoing, Sub-Administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Sub-Administrator from an officer or representative of the Client, or from any Authorized Person; (ii) any action taken or omission by Client any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Client or its representatives.

(b)          Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Sub-Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)           In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)          The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

(a)           The Client agrees to indemnify and hold harmless Sub-Administrator, and its nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Sub-Administrator’s breach of the Standard of Care:

(i)          any action or omission of Sub-Administrator;

(ii)         Sub-Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Sub-Administrator from an officer or representative of the Fund, or from any Authorized Person;

(iii)        any action taken, or omission by, Client, any Authorized Person or any past or current service provider (not including Sub-Administrator);

(iv)        any Claim that arises out of the Client’s gross negligence or misconduct or breach of any representation or warranty of the Client made herein; and

(v)         its reliance on the security valuations without investigation or verification provided by pricing service(s), the Client or its representatives.

(b)          Promptly after receipt by Sub-Administrator of notice of the commencement of an investigation, action, claim or proceeding, Sub-Administrator shall, if a claim for indemnification in respect thereof is made under this Section, notify the Client in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Sub-Administrator or any Indemnified Party. The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by Sub-Administrator, which approval shall not be unreasonably withheld. In the event the Client elects to assume the defense of any such suit and retain such counsel and notifies Sub-Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Client’s election. If the Client does not elect to assume the defense of any such suit, or in case Sub-Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client, or in case there is a conflict of interest between the Client and Sub-Administrator or any Indemnified Party, the Client will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Sub-Administrator and them. The Client’s indemnification agreement contained in this Section 7 and the Client’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Sub-Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Sub-Administrator’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Client agrees to promptly notify Sub-Administrator of the commencement of any litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)          The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.             Term

(a)          This Agreement shall become effective as of the date hereof. This Agreement shall continue in effect for a [ ]-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive [ ]-year periods (each a “Renewal Term”).

(b)          In the event this Agreement is terminated by the Client prior to the end of the Initial Term or any subsequent Renewal Term, the Client shall be obligated to pay Sub-Administrator the remaining balance of the fees payable to Sub-Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than [ ] days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Sub-Administrator shall deliver the records of the Fund to the Client or a successor service provider at the expense of the Client in a form that is consistent with Sub-Administrator’s applicable license agreements, and thereafter the Client or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Client shall be responsible for all documented expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Sub-Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Sub-Administrator’s agreement to provide additional Services in connection therewith, Sub-Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Sub-Administrator shall not reduce the level of service provided to the Client prior to termination following notice of termination by the Client.

9.             Power of Attorney

The Fund hereby grants to Sub-Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.           Miscellaneous

(a)       Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Sub-Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department
Email: UMBFS-legal@umb.com

If to the Client:	Eagle Point Institutional Income Fund
600 Steamboat Road, Suite 202
Greenwich, CT 06830
Attention: Kenneth Onorio, CFO
Email: konorio@eaglepointcredit.com
Cc: Compliance@eaglepointcredit.com

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)         Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)          This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)          The services of Sub-Administrator hereunder are not deemed to be exclusive. Sub-Administrator may render sub-administration and fund accounting services and any other services to others, including other investment companies.

(f)           The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)          This Agreement is executed by the Client with respect to the Fund and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Client, including the Fund to which such obligations pertain and the assets and property of such Fund. To the extent that other funds are added as party to this Agreement in the future, all obligations of each fund under this Agreement shall apply only on a fund-by-fund basis, and the assets of one fund shall not be liable for the obligations of another fund. The Fund’s Declaration of Trust is on file with the Secretary of State of Delaware.

(h)          This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Sub-Administrator and the Client and supersedes all prior negotiations, understandings and agreements with respect to sub-administration and fund accounting.

(i)           Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)           Sub-Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Sub-Administrator in connection with the Services provided by Sub-Administrator to the Client hereunder.

(k)          This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

(l)           The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

EAGLE POINT INSTITUTIONAL INCOME FUND
(the “Fund”)

By:

Name:

Title:

Date:

EAGLE POINT CREDIT MANAGEMENT LLC
(the “Fund”)

By:

Name:

Title:

Date:

EAGLE POINT ADMINISTRATION LLC
(the “Fund”)

By:

Name:

Title:

Date:

UMB FUND SERVICES, INC.
(“Sub-Administrator”)

By:

Name:

Title:

Date:

Schedule A

to the

Sub-Administration and Fund Accounting Agreement

among

Eagle Point Administration LLC, Eagle Point Credit Management LLC, Eagle Point Institutional

Income Fund

and

UMB Fund Services, Inc.

[RESERVED]

Schedule B

to the

Sub-Administration and Fund Accounting Agreement

by and between

Eagle Point Institutional Income Fund

and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Client and their respective agents, the Sub-Administrator will provide the following services:

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers.

3.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Sub-Administrator.

4.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Perform cash reconciliations daily.

5.	Receive and record all underlying investment transactions, including capital commitments, capital calls, draw-downs and distributions, and reconcile cash and investments to all custodian and bank accounts daily.

6.	Perform position reconciliations between the Fund and UMB.

7.	Receive and record all underlying investment valuations and other pertinent information.

8.	Determine and periodically monitor the Fund’s income and expense accruals.

9.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.

10.	Create and maintain Sub-Administrator Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

Regulatory Administration

Subject to the direction of and utilizing information provided by the Client and its agents, the Sub-Administrator will provide the services listed below. The Sub-Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Sub-Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Sub-Administrator shall perform the following duties on behalf of the Fund:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Sub-Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

3.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

4.	Filings

a.	Provide the following for Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

5.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;

Legal Administration

Subject to review by Fund counsel:

1.	Filings

a.	For closed-end funds, prepare and file periodic tender offers.

Schedule C

to the

Sub-Administration and Fund Accounting Agreement

by and between

Eagle Point Institutional Income Fund

and

UMB Fund Services, Inc.

FEES*

[RESERVED]